CHARLES L. PUTNAM STOCK OPTION AGREEMENT

        Palatin Technologies, Inc., a Delaware corporation (the "Company") and Charles L. Putnam ("Optionee") agree:

        1. Recitals. As of the date hereof, the Stockholders of the Company approved the grant of a nonqualified stock option to Optionee to purchase 74,196 shares of Palatin Common Stock (as defined in Section 2 below) at an exercise price of $1.00 per share (the "New Option") for the purpose of providing additional compensation to Optionee. This Charles L. Putnam Stock Option Agreement (the "Agreement") sets forth the terms and conditions of such grant, and is effective as of March 24, 1998.

        On December 4, 1997, the Board of Directors of the Company adopted, subject to stockholder approval, a resolution whereby certain options previously granted to Optionee (the "Original Options") under plans of RhoMed Incorporated ("RhoMed") would be replaced by the New Option. Upon stockholder approval of the New Option, the Original Options immediately terminated.

        2. Definitions. In addition to capitalized terms defined in context, the following capitalized terms have the following meanings in this Agreement:
        "1995 EISOP" means RhoMed's 1995 Employee Incentive Stock Option Plan. "1995 NQSOP" means RhoMed's 1995 Nonqualified Stock Option Plan.
        "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated under the Internal Revenue Code of 1986, as amended, or any successor legislation and regulations.
        "Committee" means the Compensation Committee of the Company's Board of Directors, or if the Company's Board of Directors has not established a Compensation Committee, then it is the Company's Board of Directors.
        "Employee" means an employee, as determined in accordance with the withholding tax rules under Code section 3401(c), of the Company, its parent, as defined in Code section 424(e), or subsidiary, as defined in Code section 424(f).
        "Option Price" means the number of shares of Option Stock as to which the New Option is being exercised, multiplied by the Exercise Price per share.
        "Option Stock" means Palatin Common Stock obtained upon exercise of the New Option.
        "Palatin Common Stock" means the $.01 par value common stock of the Company, or any other stock issuable upon exercise of the New Option as adjusted pursuant to this Agreement, or as substituted or assumed as permitted by this Agreement.

        3. Termination of Original Options. Effective as of March 24, 1998, the following Original Options set forth below at the purchase price indicated are terminated:


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--------------------------------------------------------------------------------
      RHOMED        DATE OF                     EXERCISE PRICE   EXERCISE PRICE
       PLAN          GRANT      OPTION STOCK     (AGGREGATE)       (PER SHARE)
--------------------------------------------------------------------------------
    1995 EISOP     6/21/96       73,732.99       $399,999.75         $5.42
--------------------------------------------------------------------------------
    1995 NQSOP     6/21/96          464.84         $2,521.75         $5.42
--------------------------------------------------------------------------------

        4. Grant of New Option. Effective as of March 24, 1998, the Company grants a nonqualified stock option to Optionee to purchase 74,196 shares of Palatin Common Stock of the Company at an exercise price of $1.00 per share (the "Exercise Price").

        5. Exercisability of New Option. The New Option is immediately exercisable by Optionee as to one-third of the total number of shares, with an additional one-third exercisable on June 21, 1998 and the remaining one-third exercisable on June 21, 1999. The exercisability of the New Option is cumulative, so that after any portion of the New Option becomes exercisable, that portion will remain exercisable until the Final Expiration Date (as defined in Section 7 below).

        6. Exercise of Option; conditions on exercise. If the Company determines that exercise of the New Option or issuance of Option Stock will violate any tax, securities or other law or regulation, then the Optionee may not exercise the New Option until the Company determines that the exercise or issuance will comply with that law or regulation. Otherwise, the Optionee may exercise all or any part of the exercisable portion of the New Option by delivering written notice directed to the Vice President and Chief Financial Officer of the Company at the Company's principal place of business (214 Carnegie Center, Suite 100, Princeton, New Jersey, 08540, or such other address as the Company may specify in writing to the Optionee), stating the number of shares of Option Stock which the Optionee intends to purchase, along with payment in immediately available U.S. funds of the Option Price for the number of shares specified, and the entry by the Optionee into such arrangements with the Company with respect to federal income tax withholding as the Company may reasonably require. The Company will issue and deliver the shares promptly upon exercise. In lieu of issuing fractional shares of Palatin Common Stock, the Company will pay the Optionee cash for any fraction of a share exercised, at the rate of the closing market price per share of Palatin Common Stock on the date of exercise or last date preceding exercise on which Palatin Common Stock was traded, as quoted on any national securities exchange or automated quotation system, including the OTC Electronic Bulletin Board, on which the Palatin Common Stock is traded.

        7. Period for exercise of New Option. The New Option will be exercisable
until  June  21,  2006  (the  "Final  Expiration  Date"),   subject  to  earlier
termination as set forth in Section 8 below.


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



        8. Termination of employment and New Option. The granting of the New Option does not grant any right to the Optionee to continue as an Employee. On the date when the Optionee ceases to be an Employee for any reason, the New Option will, to the extent that such New Option is not immediately exercisable, terminate, and to the extent that such New Option is immediately exercisable, terminate upon the earlier of 90 days after the date of termination of employment and the Final Expiration Date.

        9. Accelerated exercisability and early expiration of New Option in certain corporate transactions. If the Company enters into an agreement to engage in a transaction to which Code section 424(a) would apply if the Option were an incentive option as defined in Code section 422 and the requirements of Code sections 424(a)(1) and 424(a)(2) were met, and no corporation either substitutes a new option for or assumes the New Option, or agrees in writing to do so upon consummation of the transaction, then thirty days before the agreed date of consummation of the transaction, the New Option will become exercisable as to the entire amount of Option Stock and will expire on the earlier of (i) consummation of the transaction or (ii) the New Option's original expiration date. The Committee will give the Optionee written notice of the accelerated exercisability and potential early expiration of the New Option at least thirty days before its potential early expiration date.

        10. Changes in Stock. If the Company's stockholders approve an amendment to the Company's certificate of incorporation which effects a change in the Palatin Common Stock or rights of Palatin Common Stock holders, or an exchange, reclassification or cancellation of the Palatin Common Stock or rights of Palatin Common Stock holders, then the Committee will immediately adjust the amount and/or class of Option Stock and/or the Option Price so that the New Option will be exercisable at the same aggregate curities which the Optionee would have been entitled to receive had the Optionee exercised the New Option in full before the amendment.

        11. Transferability of New Option and Option Stock. The New Option is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee. The Company may restrict transferability of Option Stock issued upon exercise, in order to comply, in the Company's judgment, with federal and state securities laws and/or the requirements of any stock exchange on which the Palatin Common Stock is then traded.

        12. Purchase for investment and withholding. Unless the Option Shares to be issued upon the exercise of the New Option shall be registered prior to the issuance thereof under the Securities Act of 1933, as amended, the Optionee will, as a condition of the Company's obligation to issue such Option Shares, be required to give a representation in writing that he is acquiring such shares for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof.

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



        13. Stockholder rights. Neither the Optionee nor the Optionee's successor has any of the rights of a stockholder of the Company, with respect to any Option Stock, until the Company has received payment in full of the Option Price for that Option Stock upon exercise.

        14. Miscellaneous. This Agreement benefits and is binding on the parties, their successors and assigns, represents the entire agreement of the parties as to its subject matter, may be modified only in writing signed by the parties (except as permitted under paragraph 10 of this Agreement), and is governed by the laws of the state of Delaware.

Dated as of March 24, 1998.

Palatin Technologies, Inc.                   Optionee:



by___________________________               ___________________________
        Stephen T. Wills                    Charles L. Putnam
        Vice President and
        Chief Financial Officer






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